Exhibit 99.1

News Release

MARSH & McLENNAN COMPANIES APPOINTS JULIO A. PORTALATIN AS PRESIDENT AND CHIEF EXECUTIVE OFFICER OF MERCER

NEW YORK, January 17, 2012 - Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm providing advice in risk, strategy and human capital, announced today the appointment of Julio A. Portalatin as President and Chief Executive Officer of Mercer, the Company's human resource consulting subsidiary. His appointment is effective February 1. Mr. Portalatin was previously President and CEO of Chartis Growth Economies, and Senior Vice President, American International Group (AIG). In that role, he had responsibility for operations in Asia Pacific, South Asia, Latin America, Africa, the Middle East and Central Europe - the largest growth economies footprint in the insurance industry.

Mr. Portalatin began his career with AIG in 1993 and has since held a number of key leadership roles including President of the Worldwide Accident & Health Division at American International Underwriters (AIU), and President and CEO of Chartis Europe S.A. and Continental European Region, before becoming President and CEO of Chartis Emerging Markets. Prior to joining AIG / Chartis, Mr. Portalatin spent 12 years with Allstate Insurance Company in various executive product underwriting, distribution and marketing positions.

“Julio has a strong international background and extensive experience in the strategic leadership and operation of complex global businesses,” said Dan Glaser, Group President and Chief Operating Officer of Marsh & McLennan Companies. “His track-record for recognizing global growth opportunities, maximizing client relationships and innovating in the development and delivery of products and services, make him the right person to lead Mercer forward.”

“Julio will play an instrumental role in helping Marsh & McLennan Companies' strengthen and grow its world-leading consulting operations,” said Brian Duperreault, CEO and President of Marsh & McLennan Companies. “We look forward to his contributions towards building the Company into an elite global enterprise.”

“I'm excited to join Mercer, one of the world's leading human resource consulting organizations,” commented Mr. Portalatin. “Mercer is exceptionally well-placed to advise clients in a global economic climate that is filled with both challenges and opportunities. I look forward to working with our very talented and dedicated colleagues to help the Company achieve its full potential.”

Mr. Portalatin will be based in New York and will report to Dan Glaser, Group President and Chief Operating Officer of Marsh & McLennan Companies.

About Mercer
Mercer is a global leader in human resource consulting and related services. The firm works with clients to solve their most complex human capital issues by designing and helping manage health, retirement and other benefits. Mercer's 20,000 employees are based in more than 40 countries. Mercer is a wholly owned subsidiary of Marsh & McLennan Companies (NYSE: MMC), a global team of professional services companies offering clients advice and solutions in the areas of risk, strategy and human capital. For more information, visit www.mercer.com. Follow Mercer on Twitter @MercerInsights.

About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global team of professional services companies offering clients advice and solutions in the areas of risk, strategy and human capital. MARSH is a global leader in insurance broking and risk management; GUY CARPENTER is a global leader in providing risk and reinsurance intermediary services; MERCER is a global leader in human resource consulting and related services; and OLIVER WYMAN is a global leader in management consulting. Marsh & McLennan Companies' 52,000 colleagues worldwide provide analysis, advice and transactional capabilities to clients in more than 100 countries. The Company prides itself on being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more corporate information, or www.PartneringImpact.com to learn more about the Company's world-class capabilities and its solutions to the complex problems enterprises face today.

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